EXHIBIT 10.2

Amendment No. RI0475A

AMENDMENT
TO THE

MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of October 5, 2007, between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and ABE FAIRMONT, LLC, Fairmont, Nebraska (the “Company”).

BACKGROUND

Farm Credit and the Company are parties to a Master Loan Agreement dated November 26, 2006, (such agreement, as previously amended, is hereinafter referred to as the “MLA”). Farm Credit and the Company now desire to amend the MLA. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Farm Credit and the Company agree as follows:

1.     Section (9)(A)(vii) of the MLA is hereby amended and restated to read as follows:

SECTION 9.    Affirmative Covenants.  Unless otherwise agreed to in writing by Agent while this agreement is in effect, the Company agrees to, and with respect to Subsections 9(B) through 9(G) hereof, agrees to cause each Subsidiary to:

(H)    Reports and Notices.  Furnish to Agent:

(ii) Interim Financial Statements. Effective September 30, 2007, as soon as available, but in no event more than 30 days after the end of each month, a consolidated balance sheet of the Company and its consolidated Subsidiaries, if any, as of the end of such month, a consolidated statement of income for the Company and its consolidated Subsidiaries, if any for such period and for the period year to date, and such other interim statements as Agent may reasonably request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and, if required by written notice from Agent, certified by an authorized officer or employee of the Company acceptable to Agent.

2.     Sections 10(A) and (K) of the MLA are hereby amended and restated to read as follows:

SECTION 10. Negative Covenants. Unless otherwise agreed to in writing by Agent, while this agreement is in effect the Company will not:

(A) Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services, except for: (i) debt to Farm Credit; (ii) accounts payable to trade creditors incurred in the ordinary course of business; (iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (iv) Industrial Revenue Bond financing from Fillmore County, Nebraska, in an amount not to exceed $7,000,000.00 (exclusive of any related insurance costs and reserve requirements), subject to a debt subordination agreement acceptable to Agent; (v) debt of the Company to miscellaneous creditors, in an aggregate amount not to exceed $1,500,000.00 on terms and conditions satisfactory to Agent; and (vi) Tax Increment Financing in an amount not to exceed $7,000,000.00.

Amendment RI0475 to Master Loan Agreement RI0475

ABE Fairmont, LLC

Fairmont, Nebraska

(K) Dividends, Etc. Declare or pay any dividends, or make any distribution of assets to the member/owners, or purchase, redeem, retire or otherwise acquire for value any of its equity, or allocate or otherwise set apart any sum for any of the foregoing, except that for each fiscal year commencing with the fiscal year ending 2008, a distribution may be made to the Company’s members/owners of up to 40% of the net profit (according to GAAP) for such fiscal year after receipt of the audited financial statements for the pertinent fiscal year, provided that the Company has been and will remain in compliance with all loan covenants, terms and conditions. Furthermore, with respect to the fiscal year ending 2008 and each subsequent fiscal year, a distribution may be made to its members/owners in excess of 40% of the net profit for such fiscal year if the Company has made the required “Free Cash Flow” payment to Agent for such fiscal year as provided in Construction and Term Loan Supplement dated February 17, 2006, and numbered RI0340T01 and any renewals, restatements and amendments thereof, and will remain in compliance with all other loan covenant, terms and conditions.

3.     Sections 11(A) and (B) of the MLA are hereby amended and restated to read as follows:

SECTION 11. Financial Covenants.  Unless otherwise agreed to  in writing,  while this agreement is in effect:

(A)      Working Capital.  The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 9(H) hereof, an excess of current assets over current liabilities (both as determined in accordance with GAAP consistently applied) of not less than: (i) $7,000,000.00 effective September 30, 2007; and (ii) increasing to $10,000,000.00 effective June 30, 2008, and thereafter, except that in determining current assets, any amount available under the Construction and Revolving Term Loan Supplement hereto (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.

(B)      Net Worth.   The Company will have at the end of each period for which financial statements are required to be furnished under Section 9(H) hereof an excess of total assets over total liabilities (both as determined in accordance with GAAP consistently applied) of not less than: (i) $47,000,000.00;  (ii) increasing to $53,000,000.00 as of June 30, 2008; and (iii) increasing to $56,000,000.00 at fiscal year ending 2008 and thereafter, except that in determining total liabilities, the amount of Tax Increment Financing shall be excluded.

4.     Section 25 of the MLA is hereby amended and restated to read as follows:

SECTION 25. Assumed Master Loan Agreement.  The parties acknowledge that the Company has assumed the Master Loan Agreement dated as of February 17, 2006, between Farm Credit and Advanced BioEnergy, LLC, as the same may have been amended from time to time (the “Advanced MLA”), together with all obligations thereunder and under all Supplements, security documents, and other documents related thereto. The parties agree that the Advanced MLA shall remain in full force and effect concurrently with this MLA, provided, however, that to the extent of any inconsistencies between this MLA and the Advanced MLA, the terms and conditions of this MLA (including without limitation reporting covenants, financial covenants, and negative and affirmative covenants) shall prevail, and the Advanced MLA shall be deemed amended accordingly. Consistently with the foregoing, all Conditions Precedent to lending under this MLA shall apply to, and be binding upon, any lending under the Advanced MLA.

5.    Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES	ABE FAIRMONT, LLC
OF AMERICA, FLCA	By ADVANCED BIOENERGY, LLC,
its sole member

By:	By:

Title:	Title:

5.    Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES	ABE FAIRMONT, LLC
OF AMERICA, FLCA	By ADVANCED BIOENERGY, LLC,
its sole member

By:	By:

Title:	Title: